Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

QTREX Quantum Ltd.

2 Ilan Ramon St.

Ness-Ziona 7403635, Israel

We hereby consent to the incorporation by reference in this Registration Statement under Form F-1 of our report dated March 25, 2026, relating to the financial statements of Qtrex Quantum Ltd. (formerly: Inspira Technologies OXY B.H.N. Ltd.) appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2025. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Ziv Haft
Certified Public Accountants (Isr.) BDO Member Firm

Tel Aviv, Israel

July 21, 2026